Exhibit 99.1

                           IOWA FIRST BANCSHARES CORP.
                             AUDIT COMMITTEE CHARTER

The Audit Committee is a committee of the Board of Directors. Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process.

In meeting its responsibilities, the Audit Committee is expected to:


1. Provide an open avenue of communication between the internal auditors, the independent accountant, and the Board of Directors.

2.   Review and update the committee's charter annually.

3. Recommend to the Board of Directors the independent accountants to be nominated, approve the compensation of the independent accountant, and review and approve the discharge of the independent accountants.

4. Review and concur in the appointment, replacement, reassignment, or dismissal of the internal audit staff.

5.   Review  and  assess  the  independence  of the  internal  auditor  and  the independent accountant, including a review and pre-approval of management consulting services and related fees provided by the independent accountant.

6. Inquire of management, the internal auditor, and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the company.

     a. Certifying officers of the Company will meet with the committee a minimum of four times annually to discuss disclosure controls, internal controls, and any other issues deemed necessary by management or the committee.

7. Consider, in consultation with the independent accountant and the internal auditor, the audit scope and plan of the internal auditors and the independent accountant.

8. Consider and review with the independent accountant and the internal auditor:

     a.   The adequacy of the Company's internal controls.


     b.   Any  related   significant   findings  and   recommendations   of  the
          independent   accountant   and   internal   auditing   together   with
          management's responses thereto.

9. Review with management and the independent accountant at the completion of the annual examination:

     a.   The company's  annual financial  statements,  related  footnotes,  and
          other  schedules   before  they  are  filed  with  the  SEC  or  other
          regulators.

     b. The independent accountant's audit of the financial statements and the resulting report.


     c. Any significant changes required in the independent accountant's audit plan.

     d. Any significant difficulties or disputes with management encountered during the course of the audit and their resolution.

     e. Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

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10.  Consider and review with the  internal  auditor and  management,  as deemed appropriate:

     a. Significant findings during the year and management's responses thereto.

     b. Any difficulties encountered in the course of the audits, including any restrictions on the scope of their work or access to required information.

     c.   Any changes required in the planned scope of their audit plan.

     d.   The Internal Audit Department budget and staffing.


     e.   The Internal Audit Department Policy.


11. When necessary, meet with the internal auditor, the independent accountant, and management in separate sessions to discuss any matters that the committee or these groups believe should be discussed privately with the Audit Committee.

12.  Report   committee   actions   to  the   Board  of   Directors   with  such
     recommendations as the committee may deem appropriate.

13. Approve a letter for inclusion in the proxy statement that describes the committee's composition and responsibilities, and how they were discharged.

14. Maintain procedures for the receipt, retention, and treatment of complaints received by Iowa First Bancshares Corp. regarding accounting, internal accounting controls, or auditing matters. The Audit Committee will also maintain procedures for the "confidential, anonymous submission by employees" of concerns regarding questionable accounting or auditing matters.

15. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

16. The committee shall meet at least four times per year or more frequently as circumstances require. The committee may ask members of management or
     others  to  attend  the  meeting  and  provide  pertinent   information  as
     necessary.

17. The committee will perform such other functions as assigned by law, the Company's charter or bylaws, or the Board of Directors.

The membership of the Audit Committee shall consist of at least three independent members of the Board of Directors who shall serve at the pleasure of the Board of Directors. Audit Committee members may not be an executive officer of or more than a 10% shareholder of the issuer. Audit Committee members may not accept any consulting, advisory, or other compensatory fees from Iowa First Bancshares Corp. or its subsidiaries, other than in his or her capacity as a member of the Audit Committee, Board of Directors, or other Board committee. Audit committee members and the committee chairman shall be nominated by the Nominating Committee, with subsequent approval by the full Board of Directors.

The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

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